EXTENSION OF AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into this 25th day of October 2006, by and between Pac-West Telecomm, Inc., a California corporation (the “Company”), and Wallace W. Griffin (“Board Chairman”).

Whereas, the Board of Directors have determined that given the circumstances facing the corporation and the need for an increasingly active board Chairman it is in the best interest of the Company and its various stakeholders to continue to retain the services of Mr. Griffin as described in the Separation Agreement previously executed on October 21, 2003 and modified hereby; and

Whereas, Mr. Griffin and the Board of directors wish to evidence in writing their agreement to extend the Separation Agreement on the terms set forth herein for an initial term of six months commencing October 1, 2006 and ending March 31, 2007 with provision for automatic quarterly extensions as more particularly described below;

It is Therefore Agreed as follows:

1. Compensation as Director and Board Chairman. For so long as he is a member of the Board of Directors of Company, Executive shall receive the sum of $5,000.00 per quarter payable in arrears as compensation for board service together with stock option grants on the same terms extended to outside directors. For so long as Executive serves as Chairman of the Board of Directors he shall receive $24,000.00 per quarter payable in arrears for performing the duties of Board Chairman and making himself available to assist the CEO of the corporation on special projects as reasonably requested by the CEO. Such payments shall commence with respect to the fourth calendar quarter of 2006.

2. Business Expenses and Support. During the term of his service as Board Chairman at the Company’s expense:

(a)	Executive will have full use of his present Company office in Stockton, California (including a part-time administrative assistant);

(b)	Executive will be provided with a home computer and a laptop and e-mail service;

(c)	Company will continue to provide existing telephone service, including home and wireless services currently provided to Executive on the same terms such service is provided to the CEO;

(d)
Title to the Lexus vehicle owned by the Company and presently utilized by Mr. Griffin shall be transferred to Executive forthwith as contemplated by the terms of the Separation Agreement; provided that Mr. Griffin shall reimburse the company in the amount of $15,120.64 which is required to pay off the existing financing on the vehicle at September 30, 2006. Effective as of the date of transfer of title, upkeep, maintenance and insurance shall become the responsibility of Executive.

(e)	Reimbursement of expenses reasonably incurred on behalf of the corporation as approved by the audit committee of the board of directors.

3. Certain Covenants.

(a)
The terms of Sections 6, 7, 8, 9, and 10 of the Executive Agreement, Sections 8 and 9 (b) of the Separation Agreement and Section 3(b) of this Agreement shall survive this Agreement and remain fully enforceable in the manner set forth in Section 11 of the Executive Agreement, which is hereby incorporated herein.

(b)
Unless specifically approved in writing by the Board of Directors or its’ Audit Committee, the Executive shall not, for a period of one year from the date of termination of this Agreement (the “Non-Compete Period”), for himself or on behalf of any other persons, firm, partnership, corporation, or other entity, engage, directly or indirectly, either as an officer, director, employee, partner, consultant, individual proprietor, agent, or otherwise (including, but not limited to, as an owner or shareholder), in any business which (A) provides telecommunication services of the type provided any time prior to the end of the Non-Compete Period by the Company and any of its affiliates (including, without limitation, (i) switched local service, (ii) switched long-distance service, (iii) dedicated transport services, (iv) collocate and interconnect services and (v) date switched services and including, without limitation, telecommunication services of the type provided by the Company and any of its affiliates to information service providers) or (B) provides services of the type which the Company and any of its affiliates have taken significant actions prior to the end of the Non-Compete Period to begin providing or of the type the Company or any of its affiliates have indicated that they plan to begin providing in any business plan or similar document delivered to Executive at any time prior to the end of the Non-Compete Period, in each case within any of the Restricted Territories (as defined below); provided that the restrictions set forth in this Section 9(b) shall not prohibit Executive from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded; and provided further that the restrictions set forth in this paragraph shall not restrict the activities of Executive to the extent Executive has received the consent of the Board of Directors of the Company to such activities.

(c)
In consideration of the performance by Executive of the obligations set forth in the covenants set forth and referred to in this Section 3, Mr. Griffin shall receive quarterly installments of $4,750.00 in arrears commencing on December 31, 2006, and on the last day of each quarter thereafter during the term of this Agreement.

For purposes of this Agreement, “Restricted Territories” shall mean any states or comparable jurisdictions in which the Company or its Subsidiaries are engaged in business prior to the end of the Non-Compete Period or have taken significant actions to begin engaging in business during that period, including, but not limited to, such states or comparable jurisdictions located within the United States of America, Canada and Mexico. Executive acknowledges that the geographic restrictions set forth above are reasonable and necessary to protect the good will of the Company’s business.

4. Automatic Extension and Termination. This Agreement is for an initial term of two quarters commencing October 1, 2006 and ending March 31, 2007. The term of this Agreement shall be automatically extended for one additional quarter at a time unless written notice of termination is given by Company or Mr. Griffin prior to the commencement of the final quarter of the then existing or extended term. In the event of early termination by the Company, Mr. Griffin shall be entitled to receive all amounts to which he would have been entitled pursuant to sections 1 and 3 of this Agreement through the end of the then current term. In the event of early termination by Mr. Griffin, he shall be entitled to receive only such amounts to which he is entitled through the date of termination. Notwithstanding anything to the contrary in the preceding sentences of this section, this Agreement shall terminate immediately in the event that Mr. Griffin is not elected to the board of directors at any subsequent annual meeting of the shareholders of Company and Mr. Griffin shall only be entitled to receive amounts which would have fallen due hereunder with respect to service through the end of the quarter during which he fails to be elected to the board.

5. Notices. All notices necessary or desirable to be served hereunder shall be in writing and shall be: (i) personally delivered, or (ii) sent by certified mail, return receipt requested, postage prepaid, to the address for the intended recipient set forth below, or (iii) sent by facsimile telecopier to the facsimile telecopy number for the intended recipient set forth below, as follows:

(a) If to the Company:

Pac-West Telecomm, Inc.
1776 W. March Lane #250
Stockton, CA 95207
Attn: General Counsel
Telecopier: (209) 926-4444

(b) If to Executive:

Mr. Wallace W. Griffin
3672 Arrowhead Ct.
Stockton, CA 95219

Telecopier: [209-870-8010 ]

or to such other address or facsimile telecopy number as either party hereto may designate for itself or himself from time to time in a written notice served upon the other party hereto as provided herein. Any notice sent by mail as provided above shall be deemed delivered on the second (2nd) business day next following the postmark date which it bears. Any notice sent by facsimile telecopier as provided above shall be deemed delivered when sent.

6. Confidentiality. Executive acknowledges that he has had access to confidential information of the Company and its respective affiliates, and of their respective current and former shareholders, members, directors, officers, managers, independent contractors, trustees, beneficiaries, representatives, employees and agents, as a result of his employment by the Company. Executive hereby agrees not to use such confidential information personally or for the benefit of others. Executive further agrees not to disclose to anyone any such confidential information at any time in the future so long as such information remains confidential.

7. Entire Agreement. This Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof, and may not be modified or rescinded except pursuant to a written instrument signed by the party against whom enforcement is sought.

8. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California, without regard to the laws of the any other jurisdiction. Any suit, claim or other legal proceeding arising out of or relating to Executive’s engagement hereunder, the termination of Executive’s engagement hereunder, or this Agreement shall be brought exclusively in the federal or state courts located in San Joaquin County, California and for such purpose Executive and the Company hereby submit to personal jurisdiction in the State of California and to venue in such courts.

* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PAC-WEST TELECOMM, INC.
a California corporation

By:  /s/ Hank Carabelli
Hank Carabelli
President and Chief Executive Officer

By: /s/ Samuel Plum
Samuel Plum
Lead Independent Director & Chair of
Compensation Committee

/s/ Wallace W. Griffin
Wallace W. Griffin